Exhibit 10.3
December__, 2020

Mr. Charles Eldred
Executive Vice President, Corporate Development and Finance
PNM Resources, Inc.
Corporate Headquarters
Albuquerque, NM 87158-1275

Re:    Amendment to the 2020 Long-Term Incentive Plan

Dear Chuck:

On March 30, 2020, PNM Resources, Inc. (the “Company”) adopted the 2020 Long-Term Incentive Plan, which has been amended on one occasion (the “Plan”). The Plan was adopted pursuant to the PNM Resources, Inc. 2014 Performance Equity Plan. As the Company’s Executive Vice President, Corporate Development and Finance, you are an eligible participant in the Plan and may be entitled to certain Performance Share Awards, depending on the achievement of the performance metrics during the Performance Period.
The Company entered into an Agreement and Plan of Merger, dated as of October 20, 2020, by and among Avangrid, Inc., NM Green Holdings, Inc. and PNM Resources, Inc. (the “Company”) (the “Merger Agreement”) and in connection with the Merger Agreement, the Company is authorized to take such actions as are necessary or appropriate to prevent any payments or benefits that could be paid or provided from constituting “excess parachute payments” (as defined in Section 280G of the Internal Revenue Code (the “Code”)). The Company deems it appropriate to amend the Plan to provide for the delivery of the Performance Shares under the Plan upon your involuntary termination of employment following the closing of the transaction contemplated by the Merger Agreement to remediate certain potential consequences imposed under Section 280G of the Code.
Pursuant to the resolutions adopted by the Company’s Board of Directors on December 4, 2020, the Company hereby amends the Plan as follows effective as of December 4, 2020:
1.Solely as it pertains to Charles Eldred, the fourth bullet point (out of 11 bullet points in the Section) under the “Other Provisions” Section of the First Amendment to the Plan is hereby amended and restated in its entirety to read as follows:
•A full Performance Share Award will be provided to Mr. Eldred if he becomes Disabled during the Performance Period or if he has a Separation from Service during the Performance Period due to death, or Impaction. Mr. Eldred will not be entitled to receive an Award under the Plan unless he (1) remains employed through the end of the Performance Period, (2) incurs a Qualifying Change in Control Termination

Human Resources, Corporate Headquarters, Albuquerque, NM 87158-0745
Phone: 505-241-2691 Toll-Free 800-640-4692 FAX 505-241-2389

prior to the end of the Performance Period or (3) incurs a Separation from Service prior to the last day of the Performance Period for the reasons set forth in this paragraph.
2.Solely as it pertains to Charles Eldred, the sixth bullet point (out of 11 bullet points in the Section) under the “Other Provisions” Section of the Plan is hereby amended and restated in its entirety to read as follows:
•Notwithstanding any provision in the Plan to the contrary, the Company’s Executive Vice President, Corporate Development and Finance (determined as of the Grant Date for the Performance Share Awards) shall be entitled to a full (rather than a prorated) Performance Share Award, calculated at the end of the Performance Period based on actual performance during the Performance Period, if he becomes Disabled or has a Separation from Service due to death or Impaction at any time during the Performance Period.
3.Solely as it pertains to Charles Eldred, the eighth bullet point (out of 11 bullet points in the Section) under the “Other Provisions” Section of the Plan is hereby amended and restated in its entirety to read as follows:
•If an individual ceases to be an Officer during a Performance Period but remains employed by the Company or its Affiliates, the Committee may pay a prorated Performance Share Award to the former Officer on such terms and conditions as the Committee deems to be appropriate as long as the individual was an Officer for at least half of the Performance Period. If Mr. Eldred ceases to be an Officer during the Performance Period and subsequently becomes Disabled or terminates employment due to death, or Impaction, the Committee may pay a full Performance Share Award to Mr. Eldred.
4.Solely as it pertains to Charles Eldred, Section 1(b) (Performance Share Awards – Separation from Service; Forfeiture) of Attachment D (2020 Long-Term Incentive Plan Terms and Conditions) of the Plan is hereby amended and restated in its entirety to read as follows:
(b)    Separation from Service; Forfeiture. Unless Mr. Eldred qualifies for a full Award as described in the Plan due to a Qualifying Change in Control Termination, Disability, or as the result of a Separation from Service due to death or Impaction, or as otherwise described in the Plan, Mr. Eldred’s Award will be forfeited upon his Separation from Service prior to the end of the Performance Period. If the Company terminates Mr. Eldred’s employment for Cause during or following the expiration of the

Human Resources, Corporate Headquarters, Albuquerque, NM 87158-0745
Phone: 505-241-2691 Toll-Free 800-640-4692 FAX 505-241-2389

Performance Period, all vested and unvested Performance Shares shall be canceled and forfeited immediately, regardless of whether Mr. Eldred elects Retirement.
5.Solely as it pertains to Charles Eldred, Section 1(c) (Performance Share Awards – Form and Timing of Delivery of Stock) of Attachment D (2020 Long-Term Incentive Plan Terms and Conditions) of the Plan is hereby amended and restated in its entirety to read as follows:
(c)    Form and Timing of Delivery of Stock. All of the Performance Shares awarded and vested pursuant to the Plan will be paid in Stock on or before March 15 of the calendar year following the calendar year in which the Performance Period ends (in other words, by March 15, 2023). The Performance Shares granted under this Plan are intended to fit within the short-term deferral exception to Section 409A of the Code. If the Company determines that the Performance Shares do not qualify for the short-term deferral exception to Section 409A, the restrictions described in Section 18.3 of the PEP will apply to the Performance Shares. If the transaction contemplated by the Merger Agreement closes prior to the end of the Performance Period, pursuant to the Merger Agreement, the “Earned Performance Shares” (as defined in the Merger Agreement) shall be determined prior to the closing of the transaction contemplated by the Merger Agreement. In such instance, the Earned Performance Shares due to Mr. Eldred shall be delivered to him within thirty (30) days following the earliest of (1) his Qualifying Change in Control Termination, (2) his Disability during the Performance Period, (3) his termination of employment during the Performance Period due to death or Impaction, or (4) between January 1, 2023 and March 15, 2023.
This Letter Amendment amends only the provisions of the Plan as set forth herein. Those provisions not expressly amended by this Letter Amendment shall continue in full force and effect. Notwithstanding the foregoing, this Letter Amendment shall supersede the provisions of the Plan to the extent those provisions are inconsistent with the provisions and the intent of this Letter Amendment.

Human Resources, Corporate Headquarters, Albuquerque, NM 87158-0745
Phone: 505-241-2691 Toll-Free 800-640-4692 FAX 505-241-2389

If you are in agreement with the terms of this Letter Amendment, please so indicate by signing and returning to me a signed copy of this letter, which will constitute our binding agreement.
PNM RESOURCES, INC.

By:    /s/ Joseph D. Tarry
Its:    Senior Vice President and Chief
    Financial Officer

AGREED,

/s/ Charles Eldred                     December 17, 2020
Charles Eldred                        Date
Executive Vice President,
Corporate Development and Finance

Human Resources, Corporate Headquarters, Albuquerque, NM 87158-0745
Phone: 505-241-2691 Toll-Free 800-640-4692 FAX 505-241-2389